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                                                                   Sub-Item 77M

                                    MERGERS

Invesco Dynamics Fund to Invesco Mid Cap Growth Fund

   On December 5, 2012, the Board of Trustees of AIM Investment Securities Fund (Invesco Investment Securities Funds) ("AIS"), approved an Agreement and Plan of Reorganization (the "Agreement"). On April 24, 2013, at a special meeting for shareholders of Invesco Dynamic Fund, (the "Target Fund"), an investment portfolio of AIS, shareholders approved the Agreement that provided for the combination of the Target Fund with and into Invesco Mid Cap Growth Fund (the "Acquiring Fund"), an investment portfolio of AIM Sector Funds (Invesco Sector Funds) ("ASEF"), (the "Reorganization"). Pursuant to the Agreement, on July 15, 2013, all the assets of the Target Fund were transferred to the Acquiring Fund. ASEF issued Class A shares of the Acquiring Fund to the Target Fund's Class A shareholders. ASEF issued Class B shares of the Acquiring Fund to the Target Fund's Class B shareholders. ASEF issued Class C shares of the Acquiring Fund to the Target Fund's Class C shareholders. ASEF issued Class R shares of the Acquiring Fund to the Target Fund's Class R shareholders. ASEF issued Class R5 shares of the Acquiring Fund to the Target Fund's Class R5 shareholders. ASEF issued Class R6 shares of the Acquiring Fund to the Target Fund's Class R6 shareholders. ASEF issued Class A shares of the Acquiring Fund to the Target Fund's Investor Class shareholders since ASEF does not have an Investor Class. The Acquiring Fund assumes all of the liabilities of the Target Fund. The total value of the Acquiring Fund shares of each class that shareholders received in the Reorganization was the same as the total value of shares of the corresponding class of the Target Fund that shareholders held immediately prior to the Reorganization. Shareholders of the Target Fund and Acquiring Fund will recognize no gain or loss for federal income tax purposes upon the exchange of all shares of the Target Fund for shares in the Acquiring Fund.

For a more detailed discussion on the Merger, please see the Agreement and Plan of Merger filed herein under item 77Q1(g).